Exhibit 99.1

Popular Announces Entry into $231 Million Accelerated Share Repurchase Agreement

SAN JUAN, Puerto Rico – August 25, 2022 – Popular, Inc. (“Popular” or the “Corporation”) (NASDAQ: BPOP) announced today that on August 24, 2022 it entered into an accelerated share repurchase agreement (the “ASR Agreement”) to repurchase an aggregate of $231 million of Popular’s common stock.

Under the terms of the ASR Agreement, on August 26, 2022 the Corporation will make an initial payment of $231 million and receive an initial delivery of 2,339,241 shares of Popular’s Common Stock (the “Initial Shares”).

The transaction will be accounted for as a treasury stock transaction. Furthermore, as a result of the receipt of the Initial Shares, the Corporation will recognize in shareholders’ equity approximately $185 million in treasury stock and $46 million as a reduction of capital surplus. Upon the final settlement of the ASR Agreement, the Corporation expects to further adjust its treasury stock and capital surplus accounts to reflect the final delivery or receipt of cash or shares, which will depend on the volume-weighted average price of the Corporation’s common stock during the term of the ASR Agreement, less a discount. The final settlement of the ASR Agreement is expected to occur no later than the fourth quarter of 2022.

The $231 million in Popular’s common stock being repurchased pursuant to the ASR Agreement is equal to the sum of the remaining $100 million in common stock repurchases contemplated as part of the Corporation’s 2022 capital actions, announced on January 12, 2022, and the estimated $131 million in after-tax gains recognized by the Corporation as a result of the sale of its remaining shares of common stock of EVERTEC, Inc., announced on August 15, 2022.

About Popular, Inc.

Popular, Inc. (NASDAQ: BPOP) is the leading financial institution in Puerto Rico, by both assets and deposits, and ranks among the top 50 U.S. bank holding companies by assets. Founded in 1893, Banco Popular de Puerto Rico, Popular’s principal subsidiary, provides retail, mortgage and commercial banking services in Puerto Rico and the U.S. Virgin Islands. Popular also offers in Puerto Rico auto and equipment leasing and financing, investment banking, broker-dealer and insurance services through specialized subsidiaries. In the mainland United States, Popular provides retail, mortgage and commercial banking services through its New York-chartered banking subsidiary, Popular Bank, which has branches located in New York, New Jersey and Florida.

Cautionary Note Regarding Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the U.S. Private Securities Litigation Reform Act of 1995, including without limitation those about Popular’s business, financial condition, results of operations, plans, objectives and future performance. These statements are not guarantees of future performance, are based on the current expectations of Popular’s management and, by their nature, involve risks, uncertainties, estimates and assumptions. Potential factors, some of which are beyond Popular’s control, could cause actual results to differ materially from those expressed in, or implied by, such forward-looking statements. Risks and uncertainties include, without limitation, the effect of competitive and economic factors, and our reaction to those factors, the adequacy of the allowance for loan losses, delinquency trends, market risk and the impact of interest rate changes, capital market conditions, capital adequacy and liquidity, the effect of legal and regulatory proceedings, new accounting standards on Popular’s financial condition and results of operations, the scope and duration of the COVID-19 pandemic (including the appearance of new strains of the virus), actions taken by governmental authorities in response thereto, and the direct and indirect impact of the pandemic on Popular, our customers, service providers and third parties. All statements contained herein that are not clearly historical in nature, are forward-looking, and the words “anticipate,” “believe,” “continues,” “expect,” “estimate,” “intend,” “project” and similar expressions, and future or conditional verbs such as “will,” “would,” “should,” “could,” “might,” “can,” “may” or similar expressions, are generally intended to identify forward-looking statements.

More information on the risks and important factors that could affect Popular’s future results and financial condition is included in our Annual Report on Form 10-K for the year ended December 31, 2021 and in the Quarterly Reports on Form 10-Q for the quarters ended March 31, 2022 and June 30, 2022. Our filings are available on Popular’s website (www.popular.com) and on the Securities and Exchange Commission website (www.sec.gov). Popular assumes no obligation to update or revise any forward-looking statements or information which speak as of their respective dates.

Contacts

Popular, Inc.

Investor Relations:

Paul J. Cardillo, 212-417-6721

Investor Relations Officer

pcardillo@popular.com

or

Media Relations:

MC González Noguera, 917-804-5253

Executive Vice President and Chief Communications & Public Affairs Officer

mc.gonzalez@popular.com

Financial (English): P-EN-FIN